DRAFT

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Highlights” in the Combined Proxy Statement/Prospectus of Praxis Mutual Funds relating to the reorganization of the Praxis Core Stock Fund into Praxis Growth Index Fund, each a series of the Praxis Mutual Funds, in this Registration Statement on Form N-14, filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference of our report dated February 27, 2012 on the financial statements and financial highlights of Praxis Mutual Funds, with respect to the Praxis Core Stock Fund and the Praxis Growth Index Fund included in this Registration Statement on Form N-14, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio

October 2, 2012